                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 1997, except as to Notes 1 and 2, which are as of February 19, 1997, which appears on page 50 of the 1996 Annual Report to Shareholders of Allmerica Financial Corporation, which is incorporated by reference in Allmerica Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 51 of such Annual Report on Form 10-K.

/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
April 10, 1997